Exhibit 10.2

PLEASE NOTE: CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXCLUSIVE SUPPLY AGREEMENT

This Exclusive Supply Agreement (this "Agreement") is entered into on March 2, 2026 by and between Emmaus Life Sciences, Inc., a Delaware corporation, with its principal executive offices located at 21250 Hawthorne Boulevard, Suite 800, Torrance, California 90503 ("Emmaus"), and NeoImmuneTech, Inc., a Delaware corporation, with its principal executive offices located at 2400 Research Boulevard, Suite 250, Rockville, Maryland 20850 ("NIT"), with reference to the following facts:

WHEREAS, Emmaus and NIT are parties to that certain License and Exclusive Distribution Agreement entered into as of December 24, 2025 (the “License Agreement”) pursuant to which Emmaus granted to NIT an exclusive license to the “Products” in the “Territory” in the “Field” as such terms are defined in the License Agreement; and

WHEREAS, the License Agreement contemplates that Emmaus shall supply exclusively to NIT, and NIT shall purchase exclusively from Emmaus, the Products in the Territory in the Field on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, Emmaus and NIT mutually agree as follows:

1. DEFINITIONS

1.1 "Affiliate" shall mean, with respect to a party, any person or entity that, directly or indirectly, controls, is controlled by, or is under common control with such party; where control means, for the purpose of this Section, the power, directly or indirectly, to direct or cause the direction of the management and policies of such person or entity, whether through ownership of voting securities, by contract, or otherwise, and shall be deemed to exist with the ownership of more than fifty percent (50%) of the voting securities or other ownership interests entitled to elect directors or the equivalent governing body.

1.2 "API" means the active pharmaceutical ingredient, L-glutamine, used in the Products.

1.3 "Delivery Date" shall mean a date for which delivery of the Products to NIT’s designated warehouse pursuant to Section 2.5 is properly requested by NIT in a written purchase order.

1.4 “Distribution Term” shall have the meaning set forth in the License Agreement.

1.5 “Effective Date” shall mean the “Effective Date” of the License Agreement.

1.6 "FDA" means the United States Food and Drug Administration and its successor agencies.

1.7 “Field” shall have the meaning set forth in the License Agreement.

1.8 "NIT" as used in this Agreement shall include NIT and its Affiliates.

1.9 "Product” or “Products" shall have the meaning set forth in the License Agreement.

1.10 “Territory” shall have the meaning set forth in the License Agreement.

1.11 “Unit” means one carton with 60 packets of the Product, as packaged and labeled for commercial sale in the Territory, and “Units” shall be construed accordingly.

2. SALE AND PURCHASE OF PRODUCTS

2.1 Supply of Products; Minimum Supply Amounts.

(a) Emmaus hereby agrees to supply and deliver exclusively to NIT, and NIT agrees to purchase exclusively from Emmaus, during the Distribution Term such quantities of the Products to meet NIT’s and its Affiliates’ and sublicensees’ requirements under the License Agreement, including any authorized sublicensees thereunder (collectively “NIT’s Requirements”), as provided in paragraph (c) below and otherwise pursuant to written purchase orders and forecasts provided pursuant to Section 2.3 hereof. Emmaus shall use Commercially Reasonable Efforts (as defined below) to satisfy NIT’s Requirements, except as prohibited by applicable law. In the event of a supply shortage affecting the Territory, Emmaus shall (i) promptly notify NIT of the shortage and its expected duration, and (ii) use Commercially Reasonable Efforts to resolve such shortage as soon as practicable. Consistent with NIT’s exclusive rights in the Territory, Emmaus shall prioritize supply to meet NIT’s Requirements to the extent Products are legally distributable in the Territory without material manufacturing or regulatory modifications. Emmaus shall not divert such legally distributable Products to other markets, customers, or internal uses in a manner that materially prejudices NIT’s exclusive rights. The parties hereto acknowledge and agree that notwithstanding any term or provision of this Agreement, including the foregoing exclusivity, Emmaus may supply the Products to any third party outside the Territory or in the Territory outside the Field in Emmaus’s sole and absolute discretion, provided that such third-party supply does not materially impair Emmaus’s ability to fulfill NIT’s Requirements.

(b) On or within five (5) business days after the Effective Date, Emmaus shall assign and transfer to NIT title to and possession of [***] Units on site at Emmaus’s third party logistics provider’s facility (the “Existing Inventory”) free of charge. NIT shall have thirty (30) days from the date title transfers to NIT to arrange for the transport of the Existing Inventory, provided that, from and after the date title to the Existing Inventory transfers to NIT, all storage costs of such Units and any transport of such Units from such facility at NIT’s direction shall be at NIT’s sole risk, cost and expense.

(c) During the period (the “Interim Period”) commencing on the Effective Date and unless and until the first production run of a Product utilizing NIT’s (and not Emmaus’s) National Drug Code for such Product, NIT shall order and purchase, and Emmaus shall supply and sell hereunder, in addition to the Existing Inventory, such quantity of Product as NIT shall reasonably request, pursuant to purchase orders and at the prices otherwise set forth herein. Each purchase order shall be for not less than [***] Units. Following the Interim Period, NIT shall order and purchase, and Emmaus shall supply and sell, hereunder all and not less than all of each batch of such Product ordered by Emmaus to fulfill NIT’s purchase orders pursuant to Section 2.3 below, provided that if, in a given quarter, NIT orders more than one batch of Units, Emmaus shall use reasonable efforts, but shall not be obligated, to fulfill orders after the first batch of Units.

2.2 Specifications; Regulatory Compliance; Manufacturing; Drug Master File.

(a) Emmaus shall supply the Products in accordance with the Quality Agreement (as defined in the License Agreement) entered into between the parties and the specifications set forth in Exhibit A hereto. Emmaus's and its contract manufacturers’ supply operations shall be in conformance with ISO-9001 and current good manufacturing practices as promulgated or modified by the FDA from time to time ("GMPs"), all requirements of the Drug Supply Chain Security Act (the “DSCSA”), including product tracing, verification, and serialization, and all other applicable federal, state, and local regulatory authorities. Emmaus represents and warrants that it is, and shall remain, an “Authorized Trading Partner” as defined under the DSCSA. Each party shall maintain all DSCSA-required records, including transaction documentation (comprising the TI, TH, and TS described in Section 2.5) and verification records, for not less than six (6) years or such longer period as required by applicable law. Each party shall promptly notify the other of any identification of suspect or illegitimate product or any change in its Authorized Trading Partner status. Such records shall be made available to the other party and to the FDA upon reasonable request. NIT shall have the right, and Emmaus shall allow NIT access, from time to time and upon reasonable notice (not less than twenty (20) days' prior written notice) and during normal business hours, to inspect or audit: (i) Emmaus's and its contract manufacturers' supply and storage facilities, tools, and equipment; and (ii) Emmaus's facilities, quality assurance systems, testing operations, compliance procedures, and records; in each case to the extent relating to the Products, to verify GMP compliance and ensure compliance by Emmaus with applicable regulatory requirements, including without limitation applicable GMPs. Emmaus shall use Commercially Reasonable Efforts to obtain the right for NIT to inspect or audit Emmaus’s third party contractors, including contract manufacturers, to the same extent as NIT may inspect or audit Emmaus pursuant to the preceding sentence, it being understood that the terms of Emmaus’ existing agreements with such third parties may not permit such rights;

provided, however, that Emmaus shall use Commercially Reasonable Efforts to ensure in all future agreements with such third parties that NIT is granted audit rights substantially equivalent to those set forth herein. NIT reserves the right at its cost and expense to audit Emmaus at reasonable intervals and may perform a quality audit at least once per calendar year, or more frequently if justified by product quality concerns, significant deviations, or regulatory requirements. Emmaus shall provide reasonable access, documentation, and support to NIT's auditors during such audits and shall implement corrective and preventive actions (“CAPA”) for any observations identified. Emmaus shall share CAPA status updates with NIT upon request. In the event of a regulatory inspection by any competent authority involving the Products or related quality assurance systems, both parties shall promptly notify each other upon receipt of the inspection notice. NIT shall have the right to receive copies of relevant inspection outcomes, reports, and any follow-up actions related to the Products. Both parties shall cooperate in preparing responses to regulatory observations that may impact the Products’ quality, safety, or regulatory status, provided that each Party shall have final authority on the manner and content of responses related to inspections of such Party, provided further that NIT shall have the right to participate as an observer in regulatory inspections directly involving the Products to the extent permitted by the applicable authority.

(b) In the event NIT determines that Emmaus is not in compliance with applicable regulatory requirements, including without limitation applicable GMPs or DSCSA requirements (such as failure to provide accurate transaction data or loss of Authorized Trading Partner status), NIT shall promptly deliver to Emmaus written notice of such non-compliance ("Non-compliance Notice"). Emmaus shall create and deliver to NIT an action plan (the "Action Plan") to address any such non-compliance not disputed by Emmaus in good faith (the "Non-Compliance") within 15 days of receipt of the Non-compliance Notice. The Action Plan shall be mutually agreeable to NIT and Emmaus, including the time period and the action(s) necessary to correct any Non-Compliance by Emmaus. Except as the parties may otherwise agree in the Action Plan Emmaus shall bear all costs and expenses of implementing the Action Plan and curing any Non-Compliance. In no event shall the time period set forth in the Action Plan to correct any current Non-Compliance exceed thirty (30) days from the date of Emmaus's receipt of the Non-compliance Notice, or, if such Non-Compliance cannot reasonably be cured in thirty (30) days, such longer period as is reasonable given the nature of the Non-Compliance, as approved by NIT in writing, such approval not to be unreasonably withheld or delayed. In the event Emmaus fails to cure any such Non-Compliance within the time period set forth in the Action Plan, NIT shall have the right, but not the obligation, to have some or all of the affected Products supplied by a third party supplier pursuant to Section 4 below.

(c) Emmaus shall establish, file with the FDA and maintain in accordance with the requirements of the FDA, a Drug Master File ("Drug Master File") with respect to the Products. Upon NIT's request Emmaus shall:

(i) Provide NIT with a table of contents of the Drug Master File and any other summary information that is non-proprietary, as reasonably determined by Emmaus in good faith and consistent with applicable regulatory requirements, and batch release-related documentation in accordance with the applicable provisions of the Quality Agreement;

(ii) Authorize the FDA to access on behalf of NIT any Drug Master File of Emmaus pertaining to the Products;

(iii) Provide NIT with information that is non-proprietary, as reasonably determined by Emmaus in good faith and consistent with applicable regulatory requirements, relative to the interpretation or application of data contained in the Drug Master File in order to support (a) any filing or application then pending before the FDA or any other United States or foreign government agency, or (b) any proceedings then being conducted by or before the FDA or any other United States or foreign government agency, or (c) any pending or threatened litigation or other proceeding involving Products to which NIT is or may become a party;

(iv) Certify to or on behalf of NIT that any Products hereunder meet the specifications contained in the Drug Master File and are manufactured in compliance with applicable governmental statutes, regulations, and guidelines; and

(v) Notify NIT within three (3) business days of the nature and extent of any deficiency alleged by the FDA to exist in the Drug Master File and, any actions, if any, that Emmaus proposes to take to remedy such deficiency.

2.3 Purchase Orders; Forecasts. During the Distribution Term following the end of the Interim Period, NIT shall deliver to Emmaus on a quarterly basis, or at intervals NIT and Emmaus may otherwise mutually agree upon, a forecast of NIT’s Requirements for the following twelve-months. For the avoidance of doubt, such forecast shall be non-binding, and only a purchase order issued in accordance with this Agreement shall constitute aa binding order. All Products shall be supplied and purchased pursuant to written purchase orders issued by NIT, each of which shall specify a Delivery Date, which shall be not less than 120 days from the date of the applicable purchase order. Each purchase order shall be for not less than a single manufacturing batch (anticipated as of the date hereof to be approximately [***] Units), and no fractions of a manufacturing batch may be ordered. Emmaus shall acknowledge in writing within three business days after receipt of any written purchase orders submitted by NIT (i) its receipt of such purchase order and (ii) its ability or inability to fulfill such purchase order. Upon receipt by NIT of such an acknowledgment that Emmaus is able to fulfill a purchase order, such purchase order shall be noncancelable. The terms and conditions of this Agreement will control over any terms contained in any NIT written purchase order, written acceptance or acknowledgement by Emmaus, invoice or any other document that is not clearly an amendment to this Agreement signed by both parties.

2.4 Labeling and Packaging.

(a) Emmaus shall label the Products in accordance with the labeling specifications set forth in Exhibit B hereto and this Section 2.4. Unless NIT otherwise requests, all Products ordered by NIT shall be packed for domestic shipment and storage in accordance with Emmaus's standard commercial practices, which shall in all respects comply with all applicable U.S. laws and regulations and applicable GMP and GDP requirements. Emmaus will mark all containers with necessary handling and shipping information, including but not limited to any special handling that may be required, and will provide an itemized packing list with each shipment which shall include (i) the purchase order number(s) prominently marked, (ii) the quantity of the Products shipped, (iii) the date of shipment, (iv) supplier lot number, (v) net weight and (vi) expiration date, and Emmaus shall ensure that all such packing list information (including lot numbers and expiration dates) is accurate and complete. NIT shall be entitled to rely on the accuracy and completeness of such labeling and packing list information for U.S. distribution, traceability (including DSCSA compliance), and compliance purposes. Any errors or inaccuracies in labeling, packaging, or packing lists (including lot number or expiration date information) shall be promptly corrected by Emmaus at Emmaus’s sole cost and expense, including any required rework, replacement, relabeling, reshipment, or other corrective actions, and Emmaus shall be responsible for any resulting regulatory issues to the extent arising from such errors or inaccuracies.

(b) For any changes to the specifications set forth in Exhibit B requested by NIT that are not required by applicable law or a regulatory authority, NIT shall deliver to Emmaus written notice of such desired changes, and Emmaus shall use “Commercially Reasonable Efforts” as defined in the License Agreement (“Commercially Reasonable Efforts”) to implement, at NIT's reasonable expense, within ninety (90) days of approval of final artwork and cost estimate. Notwithstanding the foregoing, any changes to the specifications that are required by applicable law, regulation, or directive of a governmental or regulatory authority (including the FDA), including changes required to accurately reflect applicable GMP requirements, shall be implemented by Emmaus at Emmaus’s sole cost and expense; provided, however, that to the extent such mandatory change is necessitated by a prior discretionary specification change requested by NIT, and would not otherwise have been required, then such implementation shall be at NIT’s sole cost and expense, provided such costs are reasonably incurred and documented, within the timeframe prescribed by such authority, or if no timeframe is prescribed, as soon as commercially practicable but in no event later than ninety (90) days from receipt of written notice describing the requirement. The parties hereto agree to work together in good faith to implement any such changes to the specifications.

2.5 Delivery. During the Interim Period, all Products shall be delivered DAP (Delivered at Place) to NIT’s designated warehouse (which during the Interim Period may be an Emmaus-designated facility) (Incoterms® 2020); thereafter, all Products shall be delivered DAP to NIT’s designated warehouse set forth in each written purchase order (Incoterms® 2020). Title to and risk of loss to all Products shall pass to NIT upon delivery of the Products at such designated warehouse. NIT shall have a reasonable opportunity to inspect the Products upon receipt and may reject nonconforming Products in accordance with this Agreement. Emmaus shall provide to NIT (and/or NIT’s designated warehouse) the Transaction Information (“TI”), Transaction History (“TH”), and Transaction Statement (“TS”) for each shipment in electronic format as required by and in compliance with the DSCSA and other applicable laws. Emmaus shall use its Commercially Reasonable Efforts to deliver the Products no later than the applicable Delivery Date. Any failure to meet a Delivery Date shall be deemed a failure to timely deliver for purposes of measuring whether the supply failure thresholds in Section 4(i) have been satisfied, unless excused by force majeure or to the extent primarily caused by NIT’s breach of this Agreement (including failure to timely provide required information, access, or instructions) provided that Emmaus provides NIT with prompt written notice of such breach after becoming aware of it. For clarity, a failure to meet a Delivery Date shall not, by itself, trigger remedies under Section 4 unless and until the applicable thresholds and measurement period set forth in Section 4 are met. Emmaus shall use Commercially Reasonable Efforts to arrange, on NIT’s behalf and at its expense, any desired insurance (in amounts that NIT shall determine) and transportation, via air freight unless otherwise specified in writing, to any destination specified in writing from time to time by NIT. Notwithstanding anything in Incoterms® 2020 to the contrary and except as expressly set forth above, all customs, duties, costs, taxes, insurance premiums, and other expenses relating to such transportation and delivery, shall be at NIT's expense.

2.6 Invoice.

(a) An invoice for the amount due for the Products shall be sent separately by Emmaus to NIT's accounts payable department, and each invoice shall reference the applicable purchase order number and include reasonable supporting documentation sufficient to verify the charges invoiced.

2.7 Rejection and Inspection of Products.

(a) Every tender of Products must comply with the Quality Agreement and the specifications set forth in this Agreement. NIT may reject any portion of any shipment of the Products which is not conforming with the Quality Agreement or the specifications set forth in this Agreement. In order to reject a shipment, NIT must (i) give notice to Emmaus of NIT's intent to reject the shipment within thirty (30) days of receipt together with a written indication of the reasons for such rejection; provided that for latent defects, stability failures, or nonconformities not reasonably discoverable upon initial inspection, NIT may reject such Products at any time upon discovery during the applicable shelf life of the Products or within six (6) months after delivery, whichever occurs earlier, whether or not previously accepted. After notice of intention to reject is given, NIT and Emmaus shall both examine the Products in question using mutually agreeable test methods; provided that if the parties cannot agree on test methods within ten (10) business days, NIT may test using applicable pharmacopeial standards, and the results of an independent, mutually acceptable third-party laboratory shall be final and binding absent manifest error to determine the extent and existence, if any, of any nonconformity. If the Products are determined to be nonconforming as of delivery at NIT’s designated warehouse as provided in Section 2.5, Emmaus shall, at its own cost and expense, (i) promptly investigate the nonconformity to identify the root cause, (ii) implement appropriate corrective and preventive actions to prevent recurrence, and (iii) supply conforming replacement Products and deliver (or make available for delivery) such conforming Products under Section 2.5 as soon as practicable pursuant to a timeline mutually agreed by the parties hereto, and in any event in accordance with applicable GMP and regulatory requirements; and Emmaus shall also reimburse NIT for reasonable, documented, direct out-of-pocket costs incurred in connection with the handling, quarantine, storage, testing, and return or destruction of such nonconforming Products, to the extent such nonconformity is attributable to Emmaus and was present at the time of delivery, regardless of when discovered in accordance with Section 2.7(a). If no such notice of intent to reject is timely received, NIT shall be deemed to have accepted such delivery of the Products; provided that acceptance shall not waive (i) any warranty expressly stated herein except for the warranty in 6.8 (other than for latent defects, with respect to which the warranty in Section 6.8 shall survive for the period set forth in this Section 2.7), or (ii) any claim for latent defects, stability failures, or other nonconformities not reasonably discoverable upon initial inspection as set forth above.

(b) Any Product determined to be “illegitimate product” as defined by the DSCSA shall be deemed a nonconformity that is not reasonably discoverable upon initial inspection. In such event, the parties shall follow the notification and quarantine procedures required by the DSCSA, and, (i) to the extent the root cause of such product being considered illegitimate product occurred prior to delivery, Emmaus shall provide replacement Product or a refund as if such Product were a rejected shipment, regardless of whether the 30-day inspection period has passed, and Emmaus shall bear all costs associated with the mandatory quarantine and destruction of such illegitimate product, or, (ii) to the extent the root cause of such product being considered illegitimate product occurred after delivery, NIT shall not be entitled to replacement Product or a refund, and NIT shall bear all costs associated with the mandatory quarantine and destruction of such illegitimate product. Pending the completion of any investigation to determine the root cause, Emmaus shall use best efforts to promptly provide replacement Product to avoid supply interruption, subject to the final allocation of costs based on the outcome of the investigation as set forth in subsections (i) and (ii) above.

(c) Except as otherwise agreed to by NIT, Emmaus shall not change in any way the specifications of the Products, or any process, raw materials, equipment or facility used in the production of the Products without the prior written approval of NIT's Head of Quality Assurance at such time; provided that any change required by applicable law or a regulatory authority shall be promptly implemented, with prior notice to NIT to the extent legally permissible, and subject to the change control procedures set forth in the Quality Agreement.

2.8 Upon written notice to Emmaus at any time during the Distribution Term, NIT may, subject to Emmaus’s written agreement, which agreement may be withheld only for reasonable regulatory, quality, or capacity-related grounds, elect to purchase from Emmaus quantities of the API used in the Products for packaging and labeling by NIT's designated vendor solely for commercialization by NIT under the License Agreement in the Territory (the "API Option").

(a) API pricing shall be determined on the same basis as the Product Purchase Price, excluding costs attributable solely to finished-product packaging, labeling, and final release, including COGS-based adjustments and NIT’s approval rights for price increases.

(b) Emmaus shall provide letters of authorization or other rights of reference, as applicable, to all Drug Master File, certificates of analysis and stability data, reasonably necessary to support NIT's packaging and labeling operations with respect to the API.

(c) The parties hereto shall negotiate in good faith to execute a definitive agreement setting forth the detailed terms and conditions for API supply within ninety (90) calendar days of NIT's exercise of the API Option; provided, however, that this Section shall constitute a binding commitment to perform under subsections (a)-(b) above if no definitive agreement is reached. Such definitive agreement shall be incorporated herein by reference.

2.9 Manufacturer Changes. Emmaus shall be permitted to change, replace, or add any contract manufacturer(s) for the Products (including API suppliers or packaging facilities) without NIT's prior written consent, provided that Emmaus shall not implement any material change, replacement, or addition of any contract manufacturer (including any API supplier or packaging facility) without NIT’s prior written consent, such consent not to be unreasonably withheld, conditioned, or delayed. For clarity, a “material” change includes any change that could reasonably be expected to (i) affect Product quality, specifications, stability, labeling/packaging, regulatory status (including any filing or notification requirements), DSCSA compliance, or (ii) materially affect supply reliability, lead times, or capacity, or (iii) result in an increase in the Purchase Price. Emmaus shall provide NIT with at least ninety (90) calendar days' prior written notice of any proposed change and all relevant information (including technical, quality, regulatory, and capacity data) regarding the proposed new manufacturer. The parties shall discuss such proposed change in good faith prior to implementation, and Emmaus shall not implement any such change until completing all necessary regulatory filings, qualifications, and validations required for continued supply hereunder and in accordance with the applicable change control procedures set forth in the Quality Agreement, and, where NIT’s consent is required above, until receiving such consent. Notwithstanding the foregoing, if a change is required by applicable law or a regulatory authority, Emmaus shall provide prompt written notice to NIT and shall implement such change only to the extent required, subject to completion of applicable regulatory filings and validations.

3. PRICE AND PAYMENTS

3.1 Purchase Price. The price for the Products shall be set forth in Exhibit C attached hereto and by this reference incorporated herein (the "Purchase Price") and shall be subject to adjustment annually as provided in Section 3.2 below.

3.2 Purchase Price Adjustment. NIT and Emmaus will reexamine the Purchase Price annually on or before March 1 of each year and shall mutually determine whether an increase or decrease in the Purchase Price is necessary to reflect any change in the “COGS” (as defined in Exhibit C hereto) of the Products. If NIT and Emmaus are unable to agree upon any such change within 30 days of such date, the same methodology used to calculate COGS during the prior year shall be used, updated solely with Emmaus’s actual, documented costs in accordance with Exhibit C, and reasonably anticipated costs only for cost elements not yet incurred, directly allocable to the Products, supported by reasonable documentation; provided that (i) for the first calendar year in which no prior-year COGS methodology exists under this Agreement, the COGS methodology set forth in Exhibit C as of the Effective Date shall apply, (ii) no new cost categories shall be included without NIT’s prior written consent, and (iii) any reasonably anticipated costs shall be reconciled against actual incurred costs within 60 days following the end of the applicable calendar year, with any overstatement credited against future Purchase Prices. In the event that Emmaus requests a change of manufacturer due to Emmaus’s good faith, objectively documented concern over such manufacturer’s ability to produce Product to satisfy NIT’s forecasted Requirements (as provided under Section 2.3) or the occurrence of a Trigger Event primarily as a result of such manufacturer’s acts or omissions, NIT shall not unreasonably withhold, condition or delay approval of any adjustment to the Purchase Price resulting from such change of manufacturer, provided that any such adjustment (A) reflects only the net increase (or decrease) in COGS directly attributable to such change, provided that, for the calendar year in which such manufacturer change occurred, such increase (or decrease) shall be without markup, and for calendar years after the year in which such manufacturer change occurred, such increase (or decrease) shall be treated in accordance with the Purchase Price formula on Exhibit C (i.e., with a 20% markup), (B) is subject to NIT’s audit rights under Section 2.2, (C) is supported by reasonable documentation, and (D) shall not apply to quantities procured by NIT from an alternate source under Section 4. Any interim adjustment shall be reconciled in accordance with clause (iii) above.

3.3 Method of Payment. All payments hereunder shall be due to Emmaus in United States dollars on the later of (i) 30 days following the date of the applicable invoice and (ii) the receipt of the applicable invoice in proper form (which form shall include NIT's purchase order number), and which invoice shall reasonably describe the applicable Products (including lot number(s), quantity, unit price, and Delivery Date ); provided, however that in the event NIT rejects any Products pursuant to Section 2.7 above, payment for such rejected Products shall be suspended until NIT and Emmaus are able to determine the extent and existence, if any, of any nonconformity of the Products in question, and NIT may withhold payment of any amount reasonably disputed (including any amounts attributable to suspected nonconformity) pending resolution; provided that NIT shall pay undisputed amounts when due.

3.4 Past Due Amount. Any amount due hereunder shall, if remaining past due for 30 days following the applicable due date (60 days after NIT's receipt of invoice), accrue interest hereon only on the undisputed portion of such amount at the rate of the lesser of 1-1/2 % per month or the maximum rate permitted by applicable law for each month or portion thereof that the amount remains due. In the event that any invoice for undisputed amounts remains past due for more than 90 days, Emmaus may, at its option, require any further shipments of Products to NIT to be sent C.O.D., provided that any C.O.D. requirement shall be promptly lifted upon payment of the applicable undisputed amounts.

4. THIRD PARTY PRODUCTION. If (i) Emmaus fails to timely deliver ninety percent (90%) of the amount of any Products ordered by NIT pursuant to accepted purchase orders as required hereunder for any reason excluding force majeure, as measured over any period of sixty (60) or more consecutive days, or (ii) greater than ten percent (10%) of the amount of any Products delivered by Emmaus hereunder, as measured over any period of sixty (60) or more consecutive days, do not conform, for any reason within Emmaus’s control, to the specifications for such Products set forth in Exhibit A or are not manufactured in conformance with applicable regulatory requirements, including without limitation applicable GMPs (each, a “Trigger Event”), then NIT shall have the following remedies, which are cumulative and in addition to all other rights and remedies available hereunder and at law:

(a) NIT shall, promptly after written notice from Emmaus that is has cured in all material respects the root cause(s) of the Trigger Event, determine in good faith, via audit and inspection pursuant to Sections 2.2(a) and (b), whether Emmaus has cured the root cause(s) of the Trigger Event in all material respects; provided that pending such determination, Emmaus shall use Commercially Reasonable Efforts to prioritize NIT’s accepted purchase orders and to cause its contract manufacturer(s) to prioritize and expedite production of replacement batches.

(b) NIT may, upon ten (10) days' written notice, bypass Emmaus and procure the Products directly from: (A) Emmaus's then-current contract manufacturer(s) approved under applicable regulatory filings, and Emmaus shall fully cooperate with NIT's direct contact and procurement from such manufacturer(s) (including providing all necessary introductions, purchase specifications, pricing terms, and regulatory documentation); or (B) if permitted without new regulatory approval, an NIT-selected alternate manufacturer. Such third-party supply under (A) or (B) shall terminate upon NIT's written determination in good faith given promptly after written notice from Emmaus that it has cured in all material respects the root cause(s) of the Trigger Event, via audit and inspection pursuant to Sections 2.2(a) and (b), that Emmaus has cured the root cause(s) of the Trigger Event in all material respects and demonstrated sustained compliance (i.e., no Trigger Event) for a period of at least sixty (60) consecutive days; provided that NIT shall use Commercially Reasonable Efforts to complete any such audit and inspection within thirty (30) days after receipt of Emmaus’s written notice of cure, subject to reasonable scheduling and site access constraints. If a second Trigger Event occurs within any twelve (12)-month period, NIT may, in addition to invoking any other options in this Section, also select a new manufacturer to replace Emmaus's then-current contract manufacturer, temporarily or permanently, and Emmaus agrees that it shall use Commercially Reasonable Efforts to obtain all necessary regulatory approvals at Emmaus's sole expense (including technology transfer and filing costs). Such third-party supply under the immediately preceding sentence shall terminate upon NIT's written determination in good faith given promptly after written notice from Emmaus that it has cured in all material respects the root cause(s) of the second Trigger Event, via audit and inspection pursuant to Sections 2.2(a) and (b), that Emmaus has cured the root cause(s) of the Trigger Event in all material respects and demonstrated sustained compliance (i.e., no Trigger Event) for a period of at least sixty (60) consecutive days, provided that, after such third-party supply terminates, Emmaus shall not use as its contract manufacturer any manufacturer replaced by NIT after the occurrence of a second Trigger Event as set forth above.

(c) Emmaus shall reimburse NIT for reasonable, documented, direct out-of-pocket costs directly resulting from the Trigger Event to the extent such costs are not otherwise reimbursed under Section 2.7 or indemnified under Section 7 and are not attributable to NIT’s acts or omissions. Recovery costs shall be limited to: (i) reasonable incremental cover damages, meaning the difference between the contract price and the commercially reasonable market price paid by NIT to a third-party supplier for replacement Products of comparable quality and volume, and (ii) documented third-party failure-to-supply chargebacks or service-level credits that NIT is contractually required to pay arising directly from such Trigger Event. For the avoidance of doubt, Emmaus shall not be required to reimburse any amounts for which NIT has already received credit or replacement under Section 2.7, no double recovery shall be permitted under this Section and Section 7, and lost profits and consequential, special, punitive, or exemplary damages are expressly excluded.

(d) NIT may deduct undisputed amounts (or amounts finally determined pursuant to the dispute resolution procedures of this Agreement) owed by Emmaus under this Section from any payments due to Emmaus under this Agreement.

The remedies set forth in this Section 4 survive termination of this Agreement and do not limit other rights or remedies available to NIT.

5. TERMINATION, RIGHTS, AND OBLIGATIONS UPON TERMINATION

5.1 Term. Unless terminated for any particular Products pursuant to Section 4 above or by either party pursuant to the other provisions of this Section 5, this Agreement shall become effective on the Effective Date and continue in effect for the duration of the Distribution Term.

5.2 Termination for cause. This Agreement may be terminated in its entirety by either party upon the occurrence of an "Event of Default" (as defined below) by delivering to the defaulting party at least 30 days’ prior written notice of termination (the "Notice of Termination") describing the Event of Default. For the purposes of Section 5.2, an Event of Default is any of the following events:

(a) Failure by NIT to make any payment of any amount no disputed in good faith when due and the failure of NIT to pay such delinquent amount plus any other non-delinquent amounts due and payable at such time within thirty (30) days of NIT's receipt of the notice of default;

(b) Filing by either party hereto for bankruptcy, receivership, assignment for the benefit of creditors of all or a substantial portion of the assets of such party or other admission by such party of its inability to pay its debts as they mature;

(c) The filing of an involuntary petition for bankruptcy, reorganization, receivership or similar proceeding against either party hereto which proceeding is not dismissed within sixty (60) days; or

(d) If either party hereto breaches any material term or provision of this Agreement and fails to cure such breach within 60 days of written notice describing the breach.

5.3 Other Termination Event. This Agreement may be terminated with respect to one or more of the Products (and only as to such Products) by NIT upon the closing of the sale of “Product Rights” (as defined in the License Agreement) following the exercise by NIT of its “Product Rights ROFR” (as defined in the License Agreement) with respect to such Products.

5.4 No Liability for Termination. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other (or for any compensation to other) arising from or incident to any termination of the Agreement by such party which complies with the terms of this Agreement, provided, however, that the foregoing shall not limit (i) any rights, remedies, or liabilities arising from breaches occurring prior to the effective date of termination, (ii) any obligations or liabilities that expressly survive termination under this Agreement (including under Sections 4, 6.10, and 7), or (iii) any accrued payment, reimbursement, replacement, indemnification, or confidentiality obligations.

5.5 Effect of Termination. The following provisions shall survive the termination of this Agreement: Sections 3, 4, 5.4, 5.5., 6.5, 6.6, 6.7, 6.8, 6.10, 7 and 8. Remedies for all breaches hereunder will also survive. Upon termination of this Agreement, Emmaus shall continue to fulfill, subject to the terms of Section 3, all purchase orders accepted by it prior to the effective date of termination, and NIT shall be obligated to pay for all Products ordered or delivered prior to the date of termination, subject to, in each case, Sections 2.7 and 3 of this Agreement, including without limitation NIT’s inspection, rejection, setoff, and withholding rights under such sections. Upon termination of this Agreement for any reason, each party shall promptly return or destroy any Confidential Information (as defined in the License Agreement)

of the other party in its possession, except as otherwise required by law and each party may retain one (1) archival copy solely for legal and compliance purposes, subject to ongoing confidentiality obligations.

6. REPRESENTATIONS, WARRANTIES, COVENANTS, AND INTELLECTUAL PROPERTY

6.1 No Rights Created. NIT and Emmaus hereby agree that except as expressly provided in this Agreement, nothing in this Agreement shall give either party any right, title or interest in any information, or any copyrights, trademarks, patents, trade secrets or other intellectual property rights of the other party or used by the other party under license from a third party. Nothing in this Agreement is intended to amend or modify the intellectual property provisions in the License Agreement.

6.2 Rights, Power, Authority and Binding Obligation. Each party hereby represents and warrants to the other party that it has full right, power and authority to enter into this Agreement and that this Agreement constitutes a valid and binding obligation on such party.

6.3 Compliance with Law. Emmaus represents and warrants that it is in compliance with all applicable laws and regulations applicable to the manufacture, supply, labeling, storage, and delivery of the Products.

6.4 Emmaus Facilities. Emmaus represents and warrants that each facility used to manufacture the Products (including any contract manufacturers, API suppliers, and packaging or labeling facilities) or the location where the Products are produced is in compliance with ISO 9001 and follows applicable GMPs.

6.5 Confidential Information. Section 18 of the License Agreement is hereby incorporated into this Agreement, mutatis mutandis, as if fully set forth herein.

6.6 Intellectual Property. All discoveries, improvements, inventions, and trade secrets developed by Emmaus in the performance of this Agreement shall be the sole property of Emmaus; provided, however, that ownership of “Improvements” (as defined in Section 3 of the License Agreement), including any NIT Improvements and any joint Improvements, and the parties’ respective rights to use and exploit Improvements, shall be governed exclusively by Section 3 of the License Agreement.

6.7 Efforts. Emmaus shall use its Commercially Reasonable Efforts to carry on its business in order for Emmaus to fulfill its obligations under this Agreement.

6.8 Warranties. Emmaus warrants to NIT that the Products shipped hereunder, when delivered to NIT in accordance with Section 2.5, (i) shall conform in all material respects to the Quality Agreement and the specifications set forth in Exhibit A, as then in effect, and to all applicable regulatory requirements, including without limitation, applicable GMPs, as then in effect, and (ii) shall have a shelf life of at least seventy five percent (75%) of the minimum shelf life prescribed in the respective marketing authorizations of the Products. EMMAUS HAS NOT AUTHORIZED ANYONE TO MAKE ANY REPRESENTATION OR WARRANTY OTHER THAN AS PROVIDED ABOVE. THE FORGOING LIMITATIONS OF WARRANTIES SHALL NOT IN ANY WAY LIMIT NIT'S RIGHTS UNDER SECTION 7 HEREOF.

6.9 Disclaimer. Except as expressly provided in this Agreement, neither party makes any warranties, express or implied, including warranties of merchantability, fitness for a particular purpose, or of non-infringement. The Products are supplied "as is" except as expressly warranted by Emmaus herein, and each party hereby disclaims any other warranties related to the Products or the performance of their obligations under this Agreement.

6.10 Limitation. In no event shall either party or its Affiliates be liable to the other party for any indirect, consequential, incidental, special, punitive, or exemplary damages, including loss of profits, revenue, or goodwill, arising out of or related to this Agreement, even if advised of the possibility of such damages;. Except as otherwise provided in this Agreement, each party’s aggregate liability to the other under this Agreement, whether in contract, tort, or otherwise, shall not exceed the greater of (i) ten million dollars (US $10,000,000) and (ii) the total amount of all payments (including upfront fees, royalties, and any other amounts) made or payable by NIT to Emmaus under this Agreement as of the date of the claim, provided that this limitation shall not apply to: (a) breach of confidentiality or non-use obligations set forth in Section 6.5, (b) indemnification obligations set forth in Section 7, or (c) amounts expressly required to be reimbursed or paid as a direct allocation of costs under this Agreement, or (d) a party’s willful misconduct, gross negligence or fraud.

7. INDEMNIFICATION.

7.1 Indemnification by NIT. NIT shall indemnify, defend and hold Emmaus and its Affiliates and their officers, directors, employees, and agents (collectively, the "Emmaus Indemnitees") harmless from and against any and all loss, harm and liability including, without limitation, all costs, damages, settlements, claims, suits, judgments, awards, and expenses (including reasonable attorneys' fees) made against or sustained by any Emmaus Indemnitee (collectively, "Emmaus Losses") arising out of or resulting from third party claims to the extent arising out of (i) the death of, or bodily injury to, any person to the extent caused by or attributed NIT’s use, handling, storage, distribution, marketing, or other commercialization of the Products after delivery to NIT, or the incorporation of Products into any NIT product, excluding, in each case, claims to the extent caused by any defect in the Products as supplied by Emmaus or Emmaus’s failure to manufacture the Products in compliance with applicable law (including GMPs), or (ii) the negligence or willful misconduct of NIT or any employee, consultant, agent or subcontractor of NIT or its Affiliates, or (iii) any breach of this Agreement by NIT or its Affiliates, or failure by NIT or its Affiliates to comply with applicable law (collectively, an “NIT Claim”), in each case except to the extent that such Emmaus Losses are caused by the negligence or the intentional misconduct, breach of this Agreement, or violation of applicable law by Emmaus or its Affiliates, employees, agents, contractors or representatives.

7.2 Indemnification by Emmaus. Emmaus shall indemnify, defend and hold NIT and its Affiliates and their officers, directors, employees and agents (collectively, the "NIT Indemnitees") harmless from and against all loss, harm and liability including, without limitation, all costs, damages, settlements, claims, suits, judgments, awards, and expenses (including reasonable attorneys' fees) made against or sustained by any NIT Indemnitee (collectively, “NIT Losses”) arising out of or resulting from third party claims to the extent arising out of (i) the death of, or bodily injury to, any person to the extent caused by defects in design, manufacture, packaging, labeling, formulation, or instruction for use of Products, or by the negligence or willful misconduct of any Emmaus Indemnitee, in each case to the extent not the result of changes thereto made by NIT, (ii) any reasonable out-of-pocket costs to NIT and its Affiliates due to the recall of any Products allocated to Emmaus pursuant to the License Agreement or Quality Agreement,(iii) an infringement by the Products of any third party patent right, copyright right, trademark right or other intellectual property right or misappropriation of any trade secret, or (iv) any government enforcement action, penalty, fine, or third-party claim related to the manufacture, testing, release, quality, or safety of Products or, if and to the extent Emmaus is the holder of, or is responsible for compliance with, the NDA at the time of such action or claim, the NDA (as defined in the License Agreement), including but not limited to FDA warning letters or GMP violations, (collectively, an “Emmaus Claim”), in each case, except to the extent such NIT Losses are caused by the negligence, willful misconduct, breach of this Agreement, or violation of applicable law by NIT or its Affiliates, employees, agents, contractors or representatives.

7.3 Limitations to Indemnity. The indemnified party shall give the indemnifying party prompt written notice (but in no event later than fifteen (15) days after becoming aware) of any claim or the commencement of any action for which it seeks indemnification. A delay in notice shall only relieve the indemnifying party of its obligations to the extent such delay materially prejudices its ability to defend the claim. The indemnifying party shall have the right to assume the defense and control of any such claim with counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate in the defense at its own expense; provided, however, that the indemnifying party shall pay the reasonable fees and expenses of separate counsel for the indemnified party if: (i) the parties mutually agree; (ii) the indemnifying party fails to assume the defense; or (iii) a conflict of interest exists between the parties that makes joint representation inappropriate. The indemnified party shall provide reasonable cooperation and information requested by the indemnifying party at the indemnifying party’s expense.

7.4 Settlement. The indemnifying party shall not settle any claim without the prior written consent of the indemnified party (not to be unreasonably withheld, conditioned, or delayed), unless the settlement involves only the payment of money by the indemnifying party and provides a full and unconditional release of the indemnified party.

7.5 Insurance. Emmaus, at its sole cost and expense, shall carry and at all times during the Initial Term and any subsequent period, maintain in full force and effect the following insurance coverage:

(a) Workers' Compensation Insurance as required by California law;

(b) Employers' Liability Insurance as required by California law;

(c) General Comprehensive Liability Insurance, with contractual liability and property damage endorsements in the minimum amount of Two Million Five Hundred Thousand Dollars ($2,500,000) each occurrence and Four Million Dollars ($4,000,000) in the aggregate, naming NIT as an additional insured. Such coverage shall also include coverage for business interruption with coverage limits and terms reasonably acceptable to NIT.

(d) Product Liability insurance covering claims arising from the manufacture, packaging, supply of the Products, with limits of at least Five Million Dollars ($5,000,000) aggregate, naming NIT as an additional insured. Such coverage shall also include product recall coverage with limits and terms reasonably acceptable to NIT.

Emmaus, upon request of NIT, will supply NIT with appropriate certificates of insurance evidencing the forgoing insurance coverage.

7.6 For the avoidance of doubt, no indemnification shall be available to a party hereunder to the extent it is actually indemnified pursuant to the License Agreement or other Ancillary Document (as defined in the License Agreement) for the same claim.

8. MISCELLANEOUS

8.1 Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of the parties hereto. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments of any provision of this Agreement shall be effective only if made by non-pre-printed agreements signed by both parties and clearly understood by both parties to be an amendment or waiver. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

8.2 Governing Law and Legal Actions.

(a) This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to its conflict of laws principles. The parties hereto consent to the exclusive jurisdiction and venue of the courts located in the state of Delaware for any disputes arising out of or relating to this Agreement.

(b) The parties agree to attempt in good faith to resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or validity thereof (a “Dispute”), promptly through negotiations between senior representatives of each party with authority to settle the Dispute.

(c) If the Dispute cannot be resolved through negotiation within thirty (30) calendar days of written notice of the Dispute by one party to the other, either party may initiate any available legal or equitable remedies in the courts located in the state of Delaware, which shall have exclusive jurisdiction and venue as provided in Section 8.2(a).

(d) Nothing in this Agreement shall preclude any party from seeking, and each party shall be entitled to seek, injunctive or other equitable relief in any court of competent jurisdiction to protect its intellectual property rights or confidential information pending resolution of the Dispute through negotiation or litigation.

8.3 Notice and Reports. All notices, consents or approvals required by this Agreement shall be delivered in accordance with Section 24 of the License Agreement.

8.4 Entire Agreement. This Agreement (and all Exhibits hereto), the License Agreement (and all Exhibits and Schedules thereto), and the Ancillary Documents (and all Exhibits and Schedules thereto) constitute the entire understanding and agreement with respect to the subject matter hereof and supersede all proposals, oral and written, all negotiations, conversations, or discussion between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom. In the event of any conflict or inconsistency between this Agreement and the License Agreement, the License Agreement shall control, except that this Agreement shall control solely with respect to the ordering procedures, manufacturing processes, packaging, labeling, delivery logistics, and invoicing/payment mechanics for Products expressly set forth herein. Notwithstanding the foregoing, provisions of the License Agreement detailing terms that will be included in this Agreement shall not control, including, without limitation Sections 7, 9.2, 9.3, and 9.4 of the License Agreement, and such terms shall be governed exclusively by the terms set forth in this Agreement.

8.5 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

8.6 Relationship of Parties. The parties hereto expressly understand and agree that the other is an independent contractor in the performance of each and every part of this Agreement, is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection herewith. Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party. Neither party may use or assign to an Affiliate or any other third party the name, brand, logo, or trademark or any derivative thereof, of the other party without the prior written consent of said other party, except to permitted subcontractors performing ministerial or operational functions in the ordinary course of business or as required to comply with applicable law, regulatory filings, labeling, or governmental requirements.

8.7 Delegation of Duties. Neither party may delegate to a third party their respective obligations hereunder without the written consent of the other party, except for the use of permitted subcontractors, contract manufacturers, API suppliers, packaging or labeling facilities, third-party logistics providers, recall vendors, or other third parties expressly contemplated by this Agreement, the Quality Agreement, or approved in accordance with Section 4 or Section 2.9. The delegating party shall remain fully liable for all acts and omissions of such third party.

8.8 Assignment. This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto, except for rights to payment and except to a person or entity who acquires all or substantially all of a party's stock, assets or business to which this Agreement pertains, whether by sale, merger, acquisition or otherwise. In the case of any such assignment without required consent, the assigning party shall provide the other party written notice within ten (10) days after the effective date of the assignment. In the event of such assignment, the parties shall cooperate to update any regulatory filings or labeling required by the FDA or state boards of pharmacy. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

8.9 Publicity and Press Releases. Except to the extent necessary under applicable laws or for ordinary marketing purposes, the parties agree that no press releases or other publicity relating to the substance of the matters contained herein will be made without approval by both parties, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may make disclosures required by law or judicial order, provided that, to the extent legally permissible, it provides prior written notice to the other party to allow for protective measures.

8.10 Force Majeure. Neither party shall be liable for any failure or delay in performance due to causes beyond its reasonable control, including acts of God, war, terrorism, strikes, pandemics, government actions, or natural disasters. The affected party shall promptly notify the other party of the occurrence of such an event and shall use Commercially Reasonable Efforts (as defined in the License Agreement) to resume performance as soon as practicable. If the force majeure event continues for more than ninety (90) days, either party may terminate this Agreement upon written notice, consistent with Section 25.9 of the License Agreement. Notwithstanding the foregoing, if (i) NIT elects not to terminate this Agreement (or withdraws a termination notice prior to its effectiveness), and (ii) the parties mutually agree in writing on an interim supply plan, then, during the continuation of the force majeure event, NIT may arrange for the affected Products to be supplied by a third-party supplier, to the extent reasonably practicable and legally permissible, for such period and on such terms as set forth in such written interim supply plan, until Emmaus is able to resume performance. For the avoidance of doubt, the rights set forth in this Section 8.10 are in addition to, and do not limit, NIT’s rights and remedies under Section 4.

8.11 Remedies. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to failure of the other to comply with the terms of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

8.12 Counterparts. This Agreement may be executed by facsimile or other electronic signatures in two or more counterparts, each of which shall constitute one and the same instrument.

[SIGNATURE PAGEFOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Emmaus Life Sciences, Inc.

By: /s/WILLIS LEE
 Willis Lee, Chairman and Chief

Executive Officer

NeoImmuneTech, Inc.

By: /s/TAE WOO KIM

Tae Woo Kim

Acting President and CEO

EXHIBIT A

[INTENTIONALLY OMITTED]

EXHIBIT B

[INTENTIONALLY OMITTED]

EXHIBIT C

The Purchase Price per Unit set forth on each invoice during a given calendar year (the “Provisional Purchase Price”) shall be an amount equal to the 120% of the quotient obtained by dividing Estimated COGS by the Projected Annual Quantity, with such Provisional Purchase Price paid in accordance with the terms of this Agreement.

Within 60 days after the end of each calendar year, Emmaus shall calculate the actual Purchase Price per Unit during such calendar year (the “Actual Purchase Price”). The Actual Purchase Price shall be an amount equal to 120% of the quotient obtained by dividing Actual COGS by the Actual Annual Quantity.

Emmaus shall notify NIT of the Actual Purchase Price in writing (the “APP Notice”) within 60 days after the end of each calendar year, and NIT shall have 30 days thereafter to submit any good faith disputes it may have with such calculation. The parties shall cooperate for a period of 30 days after notice of any such dispute to resolve such dispute. If such dispute is not resolved during such period, it shall be a Dispute and resolved pursuant to the provisions of Section 8.2. If NIT fails to notify Emmaus in writing of a dispute during the 30 day period after the APP Notice, it shall be deemed to have accepted the calculation of the Actual Purchase Price.

In the event that the Actual Purchase Price is greater than the Provisional Purchase Price, Emmaus shall invoice NIT for an amount equal to such difference multiplied by the Actual Annual Quantity, and such invoice shall be paid in accordance with the terms of this Agreement. In the event that the Actual Purchase Price is less than the Provisional Purchase Price, Emmaus shall credit an amount equal to such difference multiplied by the Actual Annual Quantity against NIT’s subsequent invoice(s).

As used herein, “Estimated COGS” means a good faith estimate of the expected COGS during the applicable calendar year, as mutually agreed by the parties.

As used herein, “Projected Annual Quantity” means a good faith estimate of the number of Units NIT projects to purchase during the applicable calendar year, as determined pursuant to NIT’s then-current forecast prepared in good faith.

As used herein, “Actual COGS” means the actual COGS during the applicable calendar year, calculated by Emmaus in good faith.

As used herein “Actual Annual Quantity” means the number of Units NIT actually ordered during the applicable calendar year, determined by reference to the number of Units on all accepted purchase orders during such year.

As used herein, “COGS” means the sum of Direct Costs and Overhead Costs.

As used herein, “Direct Costs” means the direct costs of producing all Units of Product during a given calendar year, either estimated or actual, depending on whether “Direct Costs” is used to calculate Estimated COGS or Actual COGS, respectively. “Direct Costs” include, without limitation, the costs of obtaining and producing API, the packaging costs, testing fees, and shipping fees for all Products during the applicable year.

As used herein, “Overhead Costs” means the indirect costs of producing all Units of Product during a given calendar year, either estimated or actual, depending on whether “Overhead Costs” is used to calculate Estimated COGS or Actual COGS, respectively. “Overhead Costs” include, without limitation, the labor costs of manufacturing associates, serialization and track-and-trace system expenses, quality consultant fees, costs associated with auditing the PCI warehouse, and costs of abnormal waste.